Exhibit 21

SUBSIDIARIES OF GPB HOLDINGS II, LP

Name	State or Other Jurisdiction of Incorporation
GPB Holdings II, LP	DE

124 Middle Neck Realty LLC	DE

Capstone Automotive Group II LLC	DE

Helios Energy Holdings LLC	DE

Erus Holdings LLC	DE

National Clean Energy, LLC	DE

Erus Builders, LLC	DE

Greenwave Energy Holdings LLC	DE

Greenwave Energy LLC	DE

GPB IT Holdings II LLC	DE

HPI Parent, LLC	DE

HPI Holding, LLC	DE

Health Prime International, LLC	MD

Health Prime Services Pvt. Ltd.	IN

Prime Managed Billing, LLC	DE

Health Prime Services Costa Rica S.R.L	CRI

Hotel Internet Services LLC	DE

MDS Medical, LLC	DE

MTECH Holdings LLC	DE

MTECH Holdings, LLC	DE

Maintech Incorporated	DE

Project Halo Holdings, LLC	DE

Cantata Health Solutions, LLC	DE

Project Halo Buyer, LLC	DE

Experience Care, LLC	DE

GPB Debt Holdings II LLC	DE

Medite Cancer Diagnostics, Inc.	DE

GPB Riverwalk LLC	DE

Alliance Physical Therapy Partners LLC	DE

GPB PEO Holdings, LLC	DE

GPB PEO Acquisition, LLC	DE